UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File No.  000-32171


                      TRACKER CAPITAL CORP.
                      ---------------------
      (Exact name of registrant as specified in its charter)


Suite 700, 625 Howe Street, Vancouver, British Columbia, Canada V6C 2T6
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                          (604) 681-7474
                          -------------
   (Former address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock
                          -------------
     (Title of each class of securities covered by this Form)

                               None
                              -----
(Titles of all other securities for which a duty to file reports under section 13(a) and 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X]         Rule 12h-3(b)(1)(i)    [ ]
     Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(ii)   [ ]         Rule 12h-3(b)(2)(ii)   [ ]
                                        Rule 15d-6             [ ]

     Approximate number of holders of record as of the certification or notice
date:   None

     Pursuant to the requirements of the Securities Exchange Act of 1934 Tracker Capital Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                        /s/ Robin J. Harvey
Date: May 11, 2005                 By:  _____________________________________
                                        Robin J. Harvey
                                        President of Rival Technologies, Inc.